Exhibit 99.1

News Release
Amkor Reports Second Quarter 2009 Results
CHANDLER, Ariz. — July 29, 2009 — Amkor Technology, Inc. (NASDAQ: AMKR), a leading provider of semiconductor assembly and test services, today reported its financial results for the quarter ended June 30, 2009.
Second quarter net sales of $507 million were up 30% sequentially from the first quarter of 2009 and down 27% from the second quarter of 2008. Second quarter net income was $9 million or $0.05 per diluted share, compared to a net loss of $22 million or $0.12 per share in the first quarter. Net income for the second quarter of 2008 was $65 million, or $0.33 per diluted share.
“I am pleased with our second quarter performance in a very difficult economic environment,” commented James Kim, Amkor’s chairman and chief executive officer. “Our strategy of managing and aligning costs with customer demand is working. We achieved gross margin of 20% for the quarter, up sequentially from 12% in the first quarter of 2009, despite a $7 million charge to exit our manufacturing operations in Singapore. At the same time, we continued our disciplined approach in making capital spending decisions, which allowed us to generate free cash flow and strengthen our cash position.”
“We are seeing improvement in customer demand for the second half of 2009. Based on current customer forecasts, we expect third quarter 2009 net sales to increase 17% to 21% from the second quarter of 2009, reflecting higher than typical seasonal growth, and gross margin of 23% to 25%,” added Kim.
“Overall unit shipments were up 43% sequentially with advanced laminate and flip chip packages up nearly 60%,” said Ken Joyce, Amkor’s president and chief operating officer. “Net sales grew 30% driven by inventory adjustments by customers from historically low levels in the first quarter, strength of 3D packaging principally in support of wireless applications and improved demand for our leadframe packages.”
“We generated $69 million in free cash flow in the second quarter and ended the quarter with a cash balance of $455 million and total debt of just under $1.6 billion,” said Joanne Solomon, Amkor’s chief financial officer. “We used $135 million of the proceeds from our recent $250 million convertible note offering to repurchase $144 million principal amount of debt due in 2011 and recorded a related $8 million net gain. We have an aggregate of $97 million of debt coming due through the end of 2010, and the remaining $144 million of 7.125% notes and 2.5% convertible notes mature in 2011.”

“Second quarter 2009 capital additions were $27 million. We expect capital additions for the third quarter to be approximately $70 million and we are increasing our estimated capital additions for the full year 2009 to approximately $150 million. Our planned capital additions are primarily related to expanding our wafer bumping capacity in support of advanced interconnect technologies in response to increased level of customer demand,” said Solomon.
Selected operating data for the second quarter of 2009 is included in a section before the financial tables.
Business Outlook
Based upon the latest available information, we have the following expectations for the third quarter of 2009:
•	Net sales up 17% to 21% from the second quarter of 2009

•	Gross margin between 23% and 25%

•	Net income — in the range of $0.17 to $0.22 per diluted share

Conference Call Information
Amkor will conduct a conference call on July 29, 2009 at 5:00 p.m. eastern time. This call is being webcast and can be accessed at Amkor’s web site at www.amkor.com. You may also access the call by dialing 877-941-9205. A replay of the call will be made available at Amkor’s web site or by dialing 800-406-7325 (access passcode # 4108562). The webcast is also being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.
Forward-Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding the following: expectations regarding net sales and gross margin in the third quarter of 2009; customer demand for the second half of 2009; plans to exit our manufacturing operations in Singapore; the expected dollar amount of our capital additions; and the statements made under Business Outlook including those regarding net sales, gross margin and net income. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; the effect of the global economy on credit markets, financial institutions, customers, suppliers and consumers; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our substantial indebtedness and restrictive covenants; failure to realize sufficient cash flow to fund capital additions; the effects of a recession in the U.S. and other economies worldwide; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters; the outcome of the pending SEC investigation; worldwide economic effects of terrorist attacks, natural disasters and military conflict; our ability to reduce costs; competitive pricing and declines in average selling prices; timing and volume of orders relative to production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers and changes in raw material costs; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental and other governmental regulations; and technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Contact:
  Joanne Solomon
  Corporate Vice President & CFO
  480-821-5000 ext. 5416
  jsolo@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

Sales Data:	Q2 2009	Q1 2009	Q2 2008
Packaging services:
Wirebond — leadframe	25%	27%	28%
Wirebond — laminate	43%	39%	40%
Flip chip and wafer level processing	20%	21%	20%

Packaging services	88%	87%	88%
Test services	12%	13%	12%

Total sales	100%	100%	100%

Packaged units (in millions):
Wirebond — leadframe	1,229	887	1,638
Wirebond — laminate	330	208	339
Flip chip and wafer level processing	134	85	141

Total packaged units	1,693	1,180	2,118

Net sales from top ten customers	54%	51%	49%
Capacity utilization	66%	45%	73%

End Market Distribution Data (an approximation based on a sampling of our largest customers):
Communications	49%	46%	42%
Consumer	30%	29%	32%
Computing	14%	16%	16%
Other	7%	9%	10%

Total	100%	100%	100%

Earnings per Share Data:	Q2 2009	Q1 2009	Q2 2008
	(in millions, except per share data)
Net income (loss) attributable to Amkor — basic	$9	$(22)	$65
Adjustment for dilutive securities on net income:
Interest on 2.5% convertible notes due 2011, net of tax	—	—	1
Interest on 6.25% convertible notes due 2013, net of tax	—	—	2
Interest on 6.0% convertible notes due 2014, net of tax	4	—	—

Net income (loss) attributable to Amkor — diluted	$13	$(22)	$68

Weighted average shares outstanding — basic	183	183	183
Effect of dilutive securities:
Stock options	—	—	1
2.5% convertible notes due 2011	—	—	13
6.25% convertible notes due 2013	—	—	13
6.0% convertible notes due 2014	83	—	—

Weighted average shares outstanding — diluted	266	183	210

Net income (loss) attributable to Amkor per common share:
Basic	$0.05	$(0.12)	$0.36

Diluted	$0.05	$(0.12)	$0.33

AMKOR TECHNOLOGY, INC.
Selected Operating Data (continued)

	Q2 2009	Q1 2009	Q2 2008
	(in millions)
Capital Investment Data:
Property, plant and equipment additions	$27	$24	$122
Net change in related accounts payable and deposits	—	19	(20)

Purchases of property, plant and equipment	$27	$43	$102

Depreciation and amortization	$77	$80	$77

Free Cash Flow Data:
Net cash provided by (used in) operating activities	$96	$(63)	$103
Less purchases of property, plant and equipment	(27)	(43)	(102)

Free cash flow*	$69	$(106)	$1

*	We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital additions. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

AMKOR TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)
Net sales	$506,516	$690,676	$895,292	$1,390,159
Cost of sales	404,129	531,745	744,866	1,055,076

Gross profit	102,387	158,931	150,426	335,083

Operating expenses:
Selling, general and administrative	52,445	67,441	102,513	132,890
Research and development	10,035	15,095	20,182	28,951
Gain on sale of real estate	—	(9,856)	—	(9,856)

Total operating expenses	62,480	72,680	122,695	151,985

Operating income	39,907	86,251	27,731	183,098

Other (income) expense:
Interest expense, net	26,826	26,314	52,971	53,747
Interest expense, related party	3,812	1,562	5,374	3,125
Foreign currency loss (gain)	5,970	(11,597)	(6,098)	(21,074)
Gain on debt retirement, net	(7,888)	—	(16,884)	—
Other (income) expense, net	(10)	107	49	(699)

Total other expense, net	28,710	16,386	35,412	35,099

Income (loss) before income taxes	11,197	69,865	(7,681)	147,999
Income tax expense	1,833	4,298	4,914	10,238

Net income (loss)	9,364	65,567	(12,595)	137,761
Net income attributable to noncontrolling interests	141	335	274	533

Net income (loss) attributable to Amkor	$9,223	$65,232	$(12,869)	$137,228

Net income (loss) attributable to Amkor per common share:
Basic	$0.05	$0.36	$(0.07)	$0.75

Diluted	$0.05	$0.33	$(0.07)	$0.68

Shares used in computing per common share amounts:
Basic	183,036	182,759	183,036	182,446
Diluted	265,846	210,138	183,036	209,785

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2009	2008
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$455,294	$424,316
Restricted cash	2,678	4,880
Accounts receivable:
Trade, net of allowances	264,440	259,630
Other	16,924	14,183
Inventories	118,072	134,045
Other current assets	25,483	23,862

Total current assets	882,891	860,916

Property, plant and equipment, net	1,371,177	1,473,763
Intangibles, net	12,970	11,546
Restricted cash	1,001	1,696
Other assets	39,700	36,072

Total assets	$2,307,739	$2,383,993

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$69,670	$54,609
Trade accounts payable	230,617	241,684
Accrued expenses	137,914	258,449

Total current liabilities	438,201	554,742

Long-term debt	1,234,505	1,338,751
Long-term debt, related party	250,000	100,000
Pension and severance obligations	126,217	116,789
Other non-current liabilities	32,845	30,548

Total liabilities	2,081,768	2,140,830

Equity:
Amkor stockholders’ equity:
Preferred stock	—	—
Common stock, $0.001 par value, 500,000 shares authorized, issued and outstanding of 183,039 in 2009 and 183,035 in 2008	183	183
Additional paid-in capital	1,498,331	1,496,976
Accumulated deficit	(1,291,090)	(1,278,221)
Accumulated other comprehensive income	12,231	18,201

Total Amkor stockholders’ equity	219,655	237,139
Noncontrolling interests in subsidiaries	6,316	6,024

Total equity	225,971	243,163

Total liabilities and equity	$2,307,739	$2,383,993

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(12,595)	$137,761
Depreciation and amortization	156,507	150,543
Gain on debt retirement, net	(16,884)	—
Other operating activities and non-cash items	5,407	7,694
Changes in assets and liabilities	(99,077)	(11,300)

Net cash provided by operating activities	33,358	284,698

Cash flows from investing activities:
Purchases of property, plant and equipment	(69,955)	(190,870)
Proceeds from the sale of property, plant and equipment	687	14,968
Proceeds from sale of investment	—	2,460
Other investing activities	(3,086)	(496)

Net cash used in investing activities	(72,354)	(173,938)

Cash flows from financing activities:
Borrowings under revolving credit facilities	—	619
Payments under revolving credit facilities	—	(633)
Proceeds from issuance of short-term debt	15,000	—
Proceeds from issuance of long-term debt	100,000	—
Proceeds from issuance of related party debt	150,000	—
Payments for debt issuance costs	(8,539)	—
Payments of long-term debt	(186,156)	(124,074)
Proceeds from issuance of stock through stock compensation plans	15	9,776

Net cash provided by (used in) financing activities	70,320	(114,312)

Effect of exchange rate fluctuations on cash and cash equivalents	(346)	2,594

Net increase (decrease) in cash and cash equivalents	30,978	(958)
Cash and cash equivalents, beginning of period	424,316	410,070

Cash and cash equivalents, end of period	$455,294	$409,112